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                                                                       EXHIBIT 2

                                                                December 3, 1997

Morgan Stanley & Co. Incorporated
Credit Suisse First Boston Corporation
Salomon Brothers, Inc.
c/o Morgan Stanley & Co. Incorporated
    1585 Broadway
    New York, NY 10036

Dear Sirs and Mesdames:

     The undersigned understands that Morgan Stanley & Co. Incorporated ("Morgan Stanley") proposes to enter into an Underwriting Agreement (the "Underwriting Agreement") with Delco Remy International, Inc., a Delaware corporation (the "Company"), providing for the public offering (the "Public Offering") by the several Underwriters, including Morgan Stanley (the "Underwriters"), of 4,000,000 shares (the "Shares") of the Class A Common Stock ($.01 par value) of the Company (the "Class A Common Stock"). The Class A Common Stock is, together with the Class B Common Stock ($.01 par value) of the Company (the "Class B Common Stock"), referred to herein as the "Capital Stock".

     To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the "Prospectus"), (1) offer, pledge, sell, contract to sell, sell any options or contract to purchase, purchase any option or contract to sell, grant any options, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock or any securities convertible into or exercisable or exchangeable for Capital Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Capital Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of any Shares to the Underwriters pursuant to the Underwriting Agreement, (b) the exercise of an option or warrant or the conversion of a security outstanding on the date of the Underwriting Agreement of which the Underwriters have been advised in writing, provided that only Capital Stock is received by the holder of such option, warrant or security upon such exercise or
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conversion, (c) any options granted or shares of Capital Stock issued pursuant to benefit plans of the Company as in effect on the date of the Underwriting Agreement, (d) transactions relating to shares of Capital Stock or other securities acquired in open market transactions after the completion of the Public Offering, (e) any purchases from any person by the Company of shares of Capital Stock pursuant to the Securities Purchase and Holders Agreement dated July 29, 1994, by and among the Company and the shareholders set forth therein or (f) the conversion, in accordance with the terms thereof, of shares of Class A Common Stock into shares of Class B Common Stock, or of shares of Class B Common Stock into shares of Class A Common Stock. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of Capital Stock or any security convertible into or exercisable or exchangeable for Capital Stock, that results in the filing of a registration statement for such shares or securities with the Securities and Exchange Commission prior to the end of such 180-day period.

     It is understood that if the Underwriting Agreement shall terminate or be terminated prior to the payment for and delivery of the Shares, the undersigned will automatically, and without further action, be released from its obligations under this letter agreement.

     Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.


                                         Very truly yours,


                                         CITICORP VENTURE CAPITAL, LTD.


                                        /s/ Michael A. Delaney, VP
                                        --------------------------
                                        By: Michael A. Delaney, VP
                                            Citicorp Venture Capital, Ltd.
                                            399 Park Avenue-14th Floor
                                            New York, NY 10043